Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gold American Mining Corp. (n/k/a Inception Mining Inc.) (the “Company”) of our report dated October 23, 2012, with respect to the financial statements which appear in the Annual Report on Form 10-K of the Company for the years ended July 31, 2012 and 2011, filed with the Securities and Exchange Commission, and to all references to our Firm included in this Registration Statement.

/s/ Liggett, Vogt & Webb, P.A

Boynton Beach, Florida

September 18, 2013